Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424

ALCOA RESPONDS TO BELOW-MARKET

‘MINI-TENDER’ OFFER

PITTSBURGH, PA – November 15, 2004 – Alcoa today announced that it has received notification of an unsolicited “mini-tender” offer being made by TRC Capital Corporation, a Toronto-based company, to purchase up to 3.5 million shares of Alcoa common stock, representing approximately 0.402 percent of Alcoa’s outstanding shares, for a price of $32.00 per share in cash. The closing price of Alcoa shares on the New York Stock Exchange on November 8, 2004, the trading day before TRC commenced its offer, was $33.32 per share.

Alcoa does not in any way recommend or endorse TRC’s mini-tender offer and expresses no opinion as to whether Alcoa shareowners should tender their shares in the mini-tender offer. Alcoa is not associated with TRC, the offer or the offer documentation.

Alcoa shareowners are cautioned that TRC can extend the period of time during which the offer is open, thereby possibly delaying payment for shares of Alcoa stock tendered in the offer beyond the currently scheduled expiration date of December 9, 2004.

The TRC offer is also subject to a number of conditions, including TRC obtaining financing. There is no assurance that the conditions to the offer will be satisfied.

Alcoa understands that TRC has made many mini-tender offers for the shares of other companies. Mini-tender offers are offers to buy less than 5 percent of a company’s stock. The Securities and Exchange Commission (SEC) has posted on its Web site an investor alert regarding mini-tender offers, cautioning that such offers “have been increasingly used to catch investors off guard.” Alcoa shareowners should be aware that many of the SEC’s tender offer rules do not apply to mini-tender offers.

To read more about the risks of mini-tender offers, please review the alert at: http://www.sec.gov/investor/pubs/minitend.htm.

Alcoa shareowners who may have tendered their shares are advised that, according to TRC’s offering documents, they may withdraw their shares by providing written notice to TRC in accordance with the offering documents prior to the expiration of the offer. According to the offering documents, TRC’s offer will expire at 12:01 a.m. on December 9, unless the offer is extended by TRC.

Alcoa advises stockholders to consult their financial advisors concerning this offer and to obtain current market quotations for their shares.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 120,000 employees in 43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com.